CONSENT

I, Vance Spalding, do hereby consent to the filing of the written disclosure regarding: (i) the technical report I prepared in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Pony Creek Gold Project, Elko County, Nevada, United States of America" dated October 22, 2018 (effective date: October 16, 2018); and (ii) other information pertaining to this project and the use of my name, in the Form 1-A being filed by Contact Gold Corp. (the "Company") with the United States Securities and Exchange Commission, and any amendment thereto.

By: /s/ Vance Spalding

       Vance Spalding, C.P.G.

       Contact Gold Corp., Vice President of Exploration